Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 033-04026 on Form N-1A of our report dated August 22, 2024, relating to the financial statements and financial highlights of BlackRock International Select Equity Fund (formerly known as BlackRock EuroFund) (the “Fund”), appearing in Form N-CSR of the Fund for the year ended June 30, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2025